COMMUNITY REDEVELOPMENT INC.

FORM 1-A OFFERING STATEMENT

REGULATION A – TIER 1

PART II – OFFERING CIRCULAR

COMMUNITY REDEVELOPMENT INC.

9 Medway Road, Suite C
Milford, Massachusetts 01757
Telephone: (800) 234-5000
Website: www.commredev.com

OFFERING SUMMARY

Community Redevelopment Inc. ("CRDV," the "Company," "we," "us," or "our") is offering up to 3,000,000,000 shares of its common stock at a public offering price of $0.001 per share for aggregate gross proceeds of up to $3,000,000 pursuant to Regulation A, Tier 1 under the Securities Act of 1933, as amended.

This offering is intended to be conducted primarily within the State of Oklahoma pursuant to applicable Oklahoma securities laws and federal Regulation A exemptions.

The Company is a publicly quoted issuer whose common stock is quoted on OTC Markets under the symbol “CRDV.”

As of March 20, 2026:

•	Authorized Common Shares: 2,000,000,000
•	Outstanding Common Shares: 532,738,688
•	Shareholders of Record: 165
•	Authorized Preferred Class A Shares: 5,000,000
•	Outstanding Preferred Class A Shares: 0
•	Authorized Preferred Class B Shares: 1,000,000,000
•	Outstanding Preferred Class B Shares: 0

The Company has not generated operating revenue and has incurred recurring losses. An investment in the Company’s securities is speculative and involves a high degree of risk.

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IMPORTANT NOTICES644

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OKLAHOMA DEPARTMENT OF SECURITIES, OR ANY OTHER REGULATORY AUTHORITY.

ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND ARE SUITABLE ONLY FOR PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

RISK FACTORS

An investment in our securities involves substantial risks. Prospective investors should carefully consider the following risks before purchasing securities.

We Have No Revenue and Limited Operating History

The Company has not generated operating revenue and has incurred recurring losses. Our business plan depends on acquiring and redeveloping real estate assets, which may not occur as anticipated.

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We Have Significant Outstanding Liabilities

As reflected in our financial statements, the Company has significant liabilities and limited cash resources. We will require additional financing beyond the proceeds of this offering.

Investors Will Experience Immediate and Substantial Dilution

Because the offering price substantially exceeds the Company’s current net tangible book value per share, investors purchasing shares in this offering will experience immediate dilution.

Convertible Debt May Result in Additional Dilution

The Company has issued convertible promissory notes and other instruments that may convert into common stock at prices significantly below the offering price. Conversion of these instruments may result in the issuance of a substantial number of additional shares.

Our Common Stock Trades on OTC Markets

The OTC Markets quotation system is characterized by limited liquidity, volatility, and reduced analyst coverage. Investors may have trouble selling their shares.

We Depend on Key Personnel

Our operations currently depend substantially on the continued involvement of Phillip Sands, our Chief Executive Officer.

Real Estate Investments Are Subject to Market Risks

Real estate development and acquisition activities are subject to:

•	Economic conditions
•	Interest rate fluctuations
•	Construction cost increases
•	Financing availability
•	Tenant demand
•	Environmental conditions
•	Regulatory approvals

Future Financing May Further Dilute Investors

The Company may issue additional equity securities, convertible securities, or debt instruments in the future.

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USE OF PROCEEDS

Assuming the maximum offering amount of $3,000,000 is raised, the Company currently intends to allocate proceeds approximately as follows:

Category	Estimated Amount
Property Acquisition	$1,200,000
Due Diligence and Site Assessments	$300,000
Planning and Design	$300,000
Legal and Regulatory Expenses	$200,000
Working Capital	$700,000
Contingency Reserve	$300,000
Total	$3,000,000

Management retains broad discretion over allocation of proceeds.

DILUTION

As of December 31, 2025, the Company had a stockholders’ deficit.

Assuming the Company sells all securities offered hereby:

•	Shares outstanding before offering: 582,738,688
•	Shares issued in offering: 3,000,000,000
•	Total shares after offering approximately 3,582,738,688

Investors purchasing securities in this offering will experience substantial dilution.

In addition, outstanding convertible debt may result in the issuance of additional shares in the future.

BUSINESS

Overview

Community Redevelopment Inc. is a diversified real estate acquisition and redevelopment company focused primarily on identifying and pursuing multifamily and commercial real estate opportunities within the United States.

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The Company’s strategy includes:

•	Acquiring underperforming or value-add properties
•	Improving operational performance
•	Redeveloping and repositioning assets
•	Pursuing long-term appreciation and cash flow opportunities

The Company currently has no operating revenue.

Current Opportunities

The Company is evaluating several potential acquisition opportunities, including properties located in Massachusetts and Nevada. No assurance can be provided that any acquisition will be completed.

Competition

The Company competes with:

•	Real estate investment firms
•	Private equity groups
•	Institutional investors
•	Local developers

Many competitors possess substantially greater financial and operational resources.

Government Regulation

The Company’s operations are subject to:

•	Local zoning laws
•	Environmental regulations
•	Building and permitting requirements
•	Securities laws

PLAN OF OPERATIONS

0–6 Months

The Company intends to:

•	Evaluate acquisition opportunities
•	Conduct due diligence
•	Negotiate purchase agreements
•	Develop financing strategies

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6–12 Months

The Company intends to:

•	Complete acquisitions
•	Begin redevelopment activities
•	Pursue tenant relationships
•	Continue capital formation activities

The Company will require additional financing beyond this offering.

MANAGEMENT

Phillip Sands – Chief Executive Officer and Director

Mr. Sands is responsible for strategic direction, operational oversight, and capital formation activities.

The Company currently does not have a separately designated Chief Financial Officer.

RELATED PARTY TRANSACTIONS

The Company has entered transactions with related parties, including:

•	Issuance of shares for services
•	Convertible debt arrangements
•	Compensation arrangements involving management and affiliated entities

Certain related party transactions may not reflect terms obtainable from unaffiliated third parties.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview

The Company has not generated operating revenue and has incurred recurring losses.

Liquidity and Capital Resources

As of December 31, 2025:

•	Cash resources were minimal
•	Total liabilities exceeded total assets
•	The Company had a significant accumulated deficit
•	Outstanding convertible debt obligations remained substantial

The Company expects to continue to incur losses until revenue-generating operations commence.

Management intends to fund operations through:

•	Equity offerings
•	Debt financing
•	Strategic partnerships
•	Real estate acquisition opportunities

Results of Operations

For the fiscal year ended December 31, 2025:

•	Revenue: $0
•	Net loss: continuing
•	Interest expense represented a substantial portion of operating losses
•	The Company remained dependent on financing activities and debt restructuring efforts

Primary expenses included:

•	Interest expense
•	General administrative expenses
•	Professional fees
•	Legal and consulting expenses

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Going Concern

The Company’s financial statements raise substantial doubt regarding its ability to continue as a going concern.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 2,000,000,000 shares of common stock with a par value of $0.001 per share.

As of March 20, 2026, there were 532,738,688 shares of common stock issued and outstanding.

Each share of common stock:

•	Entitles the holder to one vote
•	Does not include preemptive rights
•	Participates equally in dividends when declared

Preferred Stock

Preferred Class A:

•	Authorized Shares: 5,000,000
•	Conversion Ratio: 1:70
•	Voting Rights: Yes
•	Outstanding Shares: 0

Preferred Class B:

•	Authorized Shares: 1,000,000,000
•	Conversion Ratio: 1:300
•	Voting Rights: None
•	Outstanding Shares: 0

The Board of Directors may establish additional rights and preferences for future preferred stock issuances.

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PLAN OF DISTRIBUTION

The offering is being conducted on a “best efforts” basis by the Company without an underwriter.

No underwriting commissions or finder’s fees are currently anticipated.

The Company may reject subscriptions in whole or in part.

The offering is intended to be conducted primarily within the State of Oklahoma unless additional state registrations are completed.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by counsel to the Company.

EXPERTS

The financial statements included in this Offering Circular have been prepared by management and are unaudited.

FINANCIAL STATEMENTS

The financial statements include:

•	Balance Sheets
•	Statements of Operations
•	Statements of Cash Flows
•	Statements of Stockholders’ Equity
•	Notes to Financial Statements

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Community Redevelopment Inc.

9 Medway Road, Suite C

Milford, MA. 01757

800-234-5000

 Unaudited Annual Financial Statement

2025

1.Balance Sheet

As of December 31, 2025

Assets	Dec 31, 2025	Déc 31, 2024
Cash	$1,187	$0
Share Value	$3,714,066	$2,022,371
Total Assets	$3,715,253	$2,022,371

Liabilities
Liabilities	Dec 31, 2025	Dec 31, 2024
Accounts payable	$326,109	$326,109
Credit cards payable	$0	$3,831
Accrued expenses payable	$68,602	$68,602
Interest payable (Conv Notes)	$492,697	$60,496
Notes payable	$180,000	$180,000
Convertible notes (net)	$1,798,036	$535,556
Short-term loans	$849,809	$847,777
Total Liabilities	$3,715,253	$2,022,371

F-1

Stockholders’ Deficit

	Dec 25	Dec 24
Common Stock (par value)	$463,816	$341,009
Additional Paid-in Capital	00	$59,610,411
Shares to be Issued	490,000	—
Accumulated Deficit	—	(62,731,278)
Total Stockholders’ Equity (Deficit)	953,816	(2,779,858)

Notes / Observations

•	2024 reflects a stockholders’ deficit due to the large accumulated deficit.
•	2025 appears to show a reset or restructuring (accumulated deficit = $0 and APIC removed).
•	“Shares to be issued” in 2025 adds to equity but is typically disclosed separately.
•	The Total Equity above is calculated based on provided figures (assuming common stock is recorded at stated value).

F-2

2. Income Statement

For the Year Ended December 31, 2025

Category	FY 2025	FY 2024
Revenues	$0	$0
General & Administrative	$8,734	$4,367
Interest Expense	$492,697	$60,496
Net Loss	$(501,431)	$(64,863)

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3. Statement of Cash Flows

For the Year Ended December 31, 2025

Operating Activities	FY 2025	FY 2024
Net loss	$(501,431)	$(64,863)
Non-cash adjustments
(interest accrued, stock for debt)
	$492,697	$64,863
Net cash used in ops	$(8,734)	$(4,367)

Financing Activities	FY 2025	FY 2024
Shareholder advances	$6,399	0
Stock for debt (non-cash)	0	0

Cash Reconciliation	FY 2025	FY 2024
Beginning cash balance	$0	$0
Net change in cash	$1,187	$0
Ending cash balance	$1,187	$0

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4. Statement of Stockholders’ Equity

For the Year Ended December 31, 2025

• Common shares outstanding: 463,816,000

• Common stock: $463,816

• Additional paid-in capital: $0

• Shares to be issued: $490,000

• Accumulated deficit: $(0)

• Total stockholders’ deficit: $(953,816)

4. Stockholders’ Equity

As of December 31, 2025, the Company had 463,816,000 shares issued and outstanding. During the year ended December 31, 2025, the Company”s shares to be issued total $490,000 valued. The accumulated deficit reflects cumulative net losses, including $(501,431) for the year ended December 31, 2025.

5. Related Party Transactions

Shareholder advances during the year ended December 31, 2025 totaled $12,480. These advances are unsecured, non-interest bearing, and due on demand.

6. Subsequent Events

As of February 27th, 2026, the Company is in discussion to acquire a property at 19 Parker St, Clinton, MA that will be fully disclosed and accounted for in the 2nd quarterly report.

As of November 1st, 2025, the Company is in discussion to acquire valuable land in Eleuthera, Bahamas that will be fully disclosed and accounted for in the 2nd quarterly report.

As of August 4th, 2025, the Company is in discussion to acquire Sea Land Freight Solutions, Inc., and Mann Elite Trucking, Inc, California corporations with principal offices at 1127 Mustang Dr, Danville, CA 94526, owned by Gurpartap Singh

F-5

Management has determined that this acquisition constitutes a material subsequent event under ASC 855, Subsequent Events, and will be disclosed in the Company’s next filing.

Notes to Unaudited Financial Statements

1. Basis of Presentation

The accompanying financial statements are unaudited. Certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted. Results for the year ended December 31, 2025 are not necessarily indicative of results for the full fiscal year.

2. Going Concern

The Company’s current liabilities exceed total assets, resulting in a stockholders’ deficit of $953,816. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to fund operations through shareholder advances, debt conversions, and potential equity issuances.

3. Convertible Notes and Interest

The Company has issued convertible notes which are recorded as follows:

1) Brent Coetzee Note

Brent Coetzee provided funding to Mosaic Homes LLC, a subsidiary of the Company. This funding was documented through a promissory note issued by the subsidiary, not the parent Company.

2) TomorrowPay LLC Note

TomorrowPay LLC provided financing directly to the Company on August 1, 2023 pursuant to a Convertible Promissory Note. An Addendum dated August 10, 2023 was executed to clarify the Note’s Maturity Date, Interest Rate, and the full conversion feature applicable under the Note. The Note’s Maturity date is August 1, 2024, Interest Rate is twenty percent (20%) per annum and conversion feature are the Note is convertible in common stock at the lesser of: (i) a 10% discount to market if the stock traded at or above $0.01 during the five (5) trading days preceding the conversion date, or (ii) $0.0001 per share if the stock traded below $0.01 during the same period.

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3) IPG Law Clinic LLC Note

IPG Law Clinic LLC provided legal service directly to the Company on June 30, 2023, July 1, 2024, January 1, 2025, May 1, 2025 and December 1, 2025 pursuant to a Retainership agreement and invoices which further issued to a Convertible Promissory Note. Note’s Maturity Date, Interest Rate (19% pa), and the full conversion feature applicable under the Note.

4) Phillip Sands Note

Phillip Sands provided management service directly to the Company on November 1, 2023, January 1, 2024, January 1, 2025 and October 1, 2025 pursuant to employment agreement further issues a Convertible Promissory Note. Note’s Maturity Date, Interest Rate (19% pa), and the full conversion feature applicable under the Note.

5) Goldberg LLC

Goldberg LLC provided accounting service directly to the Company on March 1, 2025 pursuant to employment agreement further issues a Convertible Promissory Note. Note’s Maturity Date, Interest Rate (19% pa), and the full conversion feature applicable under the Note.

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EXHIBITS

Exhibit 3 – Certificate of Incorporation
Exhibit 4 – Bylaws
Exhibit 5 – Subscription Agreement
Exhibit 6 – Material Agreements
Exhibit 12 –Opinion of Counsel
Exhibit 14 –Form U-2
Exhibit 99 –Form U-1

OKLAHOMA STATE NOTICE

This offering is intended to comply with applicable Oklahoma securities laws and regulations.

The Company intends initially to offer securities only within the State of Oklahoma.

SUBSCRIPTION PROCEDURES

Investors may subscribe by executing a subscription agreement and delivering payment directly to the Company.

The Company reserves the right to reject any subscription.

FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements that involve risks and uncertainties.

Actual results may differ materially from those discussed in forward-looking statements due to numerous factors, including:

•	Financing availability
•	Market conditions
•	Regulatory approvals
•	Real estate market fluctuations
•	Operational risks

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CONCLUSION

An investment in the Company’s securities is speculative and suitable only for investors who can bear the loss of their entire investment.

Maximum Offering Amount: $3,000,000
Offering Price: $0.001 per share
Maximum Shares Offered: 3,000,000,000 shares

3. Use of Proceeds

The Company intends to use proceeds for:

•	Property acquisitions
•	Due diligence and site assessments
•	Working capital
•	Legal and regulatory expenses
•	Planning and redevelopment activities

4. Risk Disclosure

The securities offered involve substantial risks, including:

•	No operating revenue
•	Significant dilution
•	Convertible debt obligations
•	Dependence on future financing
•	OTC market volatility

5. Signature

Community Redevelopment Inc.

By: /s/ Phillip Sands

Phillip Sands

Chief Executive Officer

Date: 05/29/2026

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EXHIBIT 3 – CERTIFICATE OF INCORPORATION

[Attach filed Articles of Incorporation from the State of Oklahoma]

The Company should attach:

•	Original Articles of Incorporation
•	All amendments
•	Name change filings
•	Certificate of Good Standing

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EXHIBIT 4 – BYLAWS

[Attach current corporate bylaws]

The bylaws should include:

•	Director authority
•	Officer roles
•	Shareholder voting procedures
•	Indemnification provisions
•	Share issuance authority

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EXHIBIT 5 – SUBSCRIPTION AGREEMENT

COMMUNITY REDEVELOPMENT INC.

SUBSCRIPTION AGREEMENT

The undersigned hereby subscribes to purchase shares of common stock of Community Redevelopment Inc. pursuant to the Offering Circular dated ____________.

Investor Information

Investor Name: ________________________

Address: _____________________________

Telephone: ___________________________

Email: _______________________________

Subscription

Number of Shares: _____________________

Purchase Price Per Share: $0.001

Total Investment Amount: ______________

Investor Representations

The undersigned investor represents that:

•	The investor has reviewed the Offering Circular
•	The investor understands the speculative nature of the investment
•	The investor can bear the loss of the entire investment
•	The investment is being made for investment purposes only

Signature

Investor Signature: ____________________

Date: ________________________________

Accepted:

Community Redevelopment Inc.

By: /s/ Phillip Sands

Phillip Sands
Chief Executive Officer

Date: 05/22/2026

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EXHIBIT 6 – MATERIAL AGREEMENTS

The Company should attach copies of material agreements, including:

•	Property purchase agreements
•	Letters of intent
•	Convertible promissory notes
•	Consulting agreements
•	Legal services agreements
•	Joint venture agreements
•	Financing agreements

The Company should include all material contracts necessary for investors to understand the Company’s business and obligations.

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EXHIBIT 12 – LEGAL OPINION LETTER

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EXHIBIT 14 – FORM U-2

CONSENT TO SERVICE OF PROCESS

Community Redevelopment Inc., an Oklahoma corporation, hereby appoints the Oklahoma Department of Securities as its lawful agent upon whom may be served any lawful process in any non-criminal suit, action, or proceeding arising under the Oklahoma Securities Act.

Dated: ____________________

Community Redevelopment Inc.

By: _______________________

Phillip Sands

Chief Executive Officer

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EXHIBIT 99 – FORM U-1

UNIFORM APPLICATION TO REGISTER SECURITIES

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